[GRAPHIC OMITTED]                                                   EXHIBIT 99.1

                                                                   CONTACTS:
                                                                   KEVIN MURPHY
                                                                   585-218-4210


               PRO-FAC REPORTS SECOND FISCAL QUARTER 2007 RESULTS

Fairport, N.Y., February 5, 2007...Pro-Fac Cooperative, Inc. ("Pro-Fac" or the "Cooperative") (Nasdaq - CM: PFACP), an agricultural cooperative, filed its Report on Form 10-Q for the fiscal quarter ended December 23, 2006 today with the Securities and Exchange Commission. The Form 10-Q, among other things, includes Pro-Fac's financial results for the second quarter of fiscal 2007.

For the fiscal quarter ended December 23, 2006, Pro-Fac reported net income of $0.8 million. Beginning June 25, 2006, Pro-Fac began using the cost method of accounting for its investment in Birds Eye Holdings LLC, its most important asset. The income for the quarter ended December 23, 2006, resulted from the gain recognized related to proceeds of the termination payments received under the terms of the termination agreement between Pro-Fac and Birds Eye Foods and margin earned on sales transactions, net of normal operating and tax expenses. These termination payments represent the most important source of income to Pro-Fac.


ABOUT PRO-FAC:


Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, beets, cucumbers, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac's Class A cumulative preferred stock is listed on The Nasdaq Capital Market under the stock symbol, "PFACP." More information about Pro-Fac can be found on its web site at http://profaccoop.com/.